Exhibit 6

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

February 3, 2016

Notice Regarding the Execution of the Absorption-Type Merger Agreement between FamilyMart Co., Ltd. and UNY Group Holdings Co., Ltd. and Absorption-Type Demerger Agreement between FamilyMart Co., Ltd. and Circle K Sunkus Co., Ltd., and the Change of Company Name

  As per the announcement in the news release “Notice Regarding the Execution of the Basic Agreement Concerning the Management Integration between FamilyMart Co., Ltd. and UNY Group Holdings Co., Ltd.” dated on October 15, 2015 (“Release Dated on October 15, 2015”), FamilyMart Co., Ltd. (“FamilyMart”) and UNY Group Holdings Co., Ltd. (“UNY Group Holdings”) have previously entered into a basic agreement concerning the management integration of the two companies (“Management Integration”) and have subsequently further discussed the Management Integration. Upon such discussions, we announce that the respective boards today approved the execution of an absorption-type merger agreement between FamilyMart and UNY Group Holdings, the execution of an absorption-type demerger agreement between FamilyMart and Circle K Sunkus Co., Ltd. (“CKS”) and the change of the company names of FamilyMart and CKS. In addition, we announce that FamilyMart and UNY Group Holdings today entered into the absorption-type merger agreement and FamilyMart and CKS today entered into the absorption-type demerger agreement.

  In advance of the effective date of the Absorption-Type Merger planned on September 1, 2016, the common shares of UNY Group Holdings are scheduled to be delisted on August 29, 2016 (the last trading day is scheduled to be on August 26, 2016) from the 1st Section of the Tokyo Stock Exchange and the 1st Section of the Nagoya Stock Exchange. Items which have been newly agreed since the Release Dated on October 15, 2015 are underlined hereinafter.

1. Purpose of the Management Integration

Please refer to “1. Purpose and Impact of the Management Integration, (1) Purpose of the Management Integration” in the Release Dated on October 15, 2015.

2. Overview of the Management Integration

(1) Schedule

Execution of the Basic Agreement	October 15, 2015

Board approval and execution of absorption-type merger agreement and absorption-type demerger agreement	February 3, 2016 (Today)

Record date for shareholders’ meetings (FamilyMart and UNY Group Holdings)	February 29, 2016 (Scheduled)

Annual general shareholders’ meetings to approve the absorption-type merger agreement and the absorption-type demerger agreement (FamilyMart and UNY Group Holdings)	May 26, 2016 (Scheduled) (CKS: May 24, 2016 (Scheduled))

Last trading day (UNY Group Holdings)	August 26, 2016 (Scheduled)

Delisting of stocks (UNY Group Holdings)	August 29, 2016 (Scheduled)

Effective date of the Absorption-Type Merger and the Absorption-Type Demerger	September 1, 2016 (Scheduled)

  Subject to negotiation and agreement by FamilyMart and UNY Group Holdings, the above-mentioned schedule may be amended due to regulatory requirements and other reasons.

(2) Transaction Structure

  Subject to approval at the annual general shareholders’ meetings and completion of regulatory approvals, the Management Integration will take the form of an absorption-type merger (“Absorption-Type Merger”). FamilyMart will be the surviving company of the Absorption-Type Merger and UNY Group Holdings will be merged into FamilyMart (following the Absorption-Type Merger and associated name change, “Integrated Company”). Upon the consummation of the Absorption-Type Merger and the approval of the partial amendment to the articles of incorporation regarding the change of the company name at FamilyMart’s annual general shareholders’ meeting, Integrated Company will change its company name from “FamilyMart Co., Ltd.” to “FamilyMart UNY Holdings Co., Ltd.” on the effective date of the Absorption-Type Merger (scheduled to occur on September 1, 2016).

  Upon the consummation of the Absorption-Type Merger, FamilyMart’s CVS business, involving in the management of both franchise and directly-operated convenience stores (“CVS”), will be transferred to CKS, a wholly-owned subsidiary of UNY Group Holdings, by way of an absorption-type demerger (“Absorption-Type Demerger”). Upon the consummation of the Absorption-Type Demerger and the approval of the partial amendment to the articles of incorporation regarding the change of the company name at CKS’s annual general shareholders’ meeting, CKS, the succeeding company of the Absorption-Type Demerger, will change its company name from “Circle K Sunkus Co., Ltd.” to “FamilyMart Co., Ltd.” on the effective date of the Absorption-Type Demerger (scheduled to occur on September 1, 2016).

  Subject to discussions and agreements between FamilyMart and UNY Group Holdings, the transaction structure may be amended due to procedural needs of the Absorption-Type Merger and Absorption-Type Demerger or other reasons.

  The Integrated Company’s common shares will remain listed on the 1st Section of the Tokyo Stock Exchange after the effective date of the Absorption-Type Merger (scheduled to occur on September 1, 2016) and will get listed on the 1st Section of the Nagoya Stock Exchange on the same day.

(3) Management Structure after the Management Integration

  With regard to the company names, the representatives and the head offices of the Integrated Company and CKS (following the Absorption-Type Demerger and associated name change, “New CVS Company”), please refer to “6. Status after the Management Integration”, with regard to the CVS brand, please refer to “(4) CVS Brand” and with regard to the organization structure after the Management Integration, please refer to Appendix 1. In addition, with regard to the head office of the company which manages general merchandise stores, its address is as follows: 1, Amaikegotanda-cho, Inazawa, Aichi, Japan.

  With regard to the Board of Directors of the Integrated Company, full-time directors will be composed of a total of 4 directors from ITOCHU Corporation (“ITOCHU”) or FamilyMart and 3 directors from UNY Group Holdings and each of FamilyMart and UNY Group Holdings will appoint 1 part-time director, in the spirit of treating both companies as equals. In addition, the Board of Directors of the New CVS Company will be composed of a total of 11 directors from FamilyMart or appointed by ITOCHU and a total of 4 directors from UNY Group Holdings or CKS.

(4) CVS Brand

  FamilyMart and UNY Group Holdings have agreed to unify the CVS business under the “FamilyMart” brand.

(5) Overview of the Absorption-Type Merger

(i) Allotment of Shares Relating to the Absorption-Type Merger

	FamilyMart (Surviving Company)	UNY Group Holdings (Absorbed Company)
Allotment of shares relating to the Absorption-Type Merger (“Merger Ratio”)	1	0.138

(Note 1)	The number of FamilyMart shares to be delivered relating to the Absorption-Type Merger (scheduled): 31,786,089 shares (including FamilyMart’s 2,759,919 treasury shares to be allotted).
(Note 2)

Those shareholders of UNY Group Holdings as at the end of the day preceding the effective date of the Absorption-Type Merger are eligible to receive 0.138 FamilyMart shares per one UNY Group Holdings share. No FamilyMart shares will be allotted to treasury shares (3,766,837 shares as of August 31, 2015) held by UNY Group Holdings as a result of the Absorption-Type Merger.

(Note 3)

Those shareholders of UNY Group Holdings who own less than 725 shares will own less-than-one-unit share (less than 100 shares) of FamilyMart and will not be able to sell such less-than-one-unit shares on the Tokyo Stock Exchange. Shareholders who own common shares of FamilyMart less than one unit are entitled to claim for repurchase of such shares less than one unit (procedure whereby FamilyMart purchases the shares less than one unit from its shareholders) pursuant to Article 192, Section 1 of the Companies Act of Japan, and claim for purchase of shares to fulfill one unit (procedure whereby FamilyMart sells its shares necessary to fulfill one unit) pursuant to Article 194, Section 1 of the Companies Act of Japan.

(Note 4)

Those shareholders of UNY Group Holdings who will receive a fraction of less than one share of FamilyMart as a result of the Absorption-Type Merger, the amount equivalent to the value of such fraction will be paid in cash, pursuant to the provisions of Article 234 of the Companies Act of Japan and other applicable laws and regulations.

  (ii) Handling of Share Acquisition Rights and Bonds with Share Acquisition Rights Associated with the Absorption-Type Merger

  UNY Group Holdings has not issued any share acquisition rights or bonds with share acquisition rights.

(6) Overview of the Absorption-Type Demerger

  (i) Consideration for the Absorption-Type Demerger

  CKS will issue 100 common shares to the Integrated Company as consideration for the Absorption-Type Demerger.

  (ii) Handling of Share Acquisition Rights and Bonds with Share Acquisition Rights Associated with the Absorption-Type Demerger

  FamilyMart has not issued any share acquisition rights or bonds with share acquisition rights.

  (iii) Change in Capital following the Absorption-Type Demerger

  There will be no increase or decrease in the amount of FamilyMart’s capital.

  (iv) Rights and Obligations to be Succeeded

  Following the Absorption-Type Demerger, CKS will succeed all assets, liabilities, rights and obligations of the CVS businesses operated by FamilyMart through the CVS franchise system.

  (v) Prospects for the Performance of Debt Obligations

  FamilyMart and UNY Group Holdings foresee no issues pertaining to the performance of debt obligations of FamilyMart and CKS following the Absorption-Type Demerger.

3. Basis for the Calculation of the Merger Ratio

  Please refer to “3. Basis for the Calculation of the Merger Ratio” in the Release Dated on October 15, 2015.

4. Overview of FamilyMart and UNY Group Holdings

		FamilyMart	UNY Group Holdings

(1)	Company name	FamilyMart Co., Ltd.	UNY Group Holdings Co., Ltd.

(2)	Head office	3-1-1 Higashi-Ikebukuro, Toshima-ku, Tokyo, Japan	1, Amaikegotanda-cho, Inazawa, Aichi, Japan

(3)	Representative	Isamu Nakayama, President	Norio Sako, President

(4)	Business description	Engaged in the management of both franchise and directly-operated convenience stores.	Engaged in the management of a business group consisting of general merchandise stores, convenience stores, specialty stores, financial services businesses and other businesses (holding company).

(5)	Capital	¥16,658mm (consolidated)	¥22,187mm (consolidated)

(6)	Date of incorporation	September 1, 1981	March 13, 1950

(7)	Total issued shares	97,683,133 shares	234,100,821 shares

(8)	Fiscal year-end	February	February

(9)	No. of employees (As of Feb 28, 2015)	7,281 employees (consolidated)		9,161 employees (consolidated)

(10)	Major customers	General customer		General customer

(11)	Main financial banks	Mizuho Bank, Ltd. Sumitomo Mitsui Banking Corporation The Bank of Tokyo-Mitsubishi UFJ, Ltd. Resona Bank, Limited		The Bank of Tokyo-Mitsubishi UFJ, Ltd. Sumitomo Mitsui Trust Bank, Limited

(12)	Major shareholders and shareholding ratio	ITOCHU Corporation	35.84%	The Master Trust Bank of Japan, Ltd. (trust account)	10.41%

		JP MORGAN CHASE BANK 385632 (standing proxy for Mizuho Bank, Ltd., Settlement & Clearing Services Division (“Mizuho Bank”))	4.41%	Japan Trustee Services Bank, Ltd. (trust account)	6.58%

		NTT DOCOMO, INC.	3.00%	ITOCHU Corporation	2.99%

		The Master Trust Bank of Japan, Ltd. (trust account)	2.21%	Nippon Life Insurance Company	2.91%

		Mizuho Bank, Ltd. (standing proxy Trust & Custody Services Bank, Ltd.)	2.13%	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2.59%

		Nippon Life Insurance Company	1.60%	Aioi Nissay Dowa Insurance Co., Ltd.	2.31%

		Japan Trustee Services Bank, Ltd. (trust account)	1.60%	The Dai-ichi Life Insurance Company, Ltd.	2.14%

		STATE STREET BANK AND TRUST COMPANY 505025 (standing proxy for Mizuho Bank)	1.32%	Japan Trustee Services Bank, Ltd. (trust account 9)	2.08%

		CHASE MANHATTAN BANK GTS CLIENTS ACCOUNT ESCROW (standing proxy for Mizuho Bank)	1.21%	2nd UNY CO., LTD. Kyoueikai	2.00%

		STATE STREET BANK WEST CLIENT-TREATY 505234 (standing proxy for Mizuho Bank)	1.19%	BNP Paribas Japan	1.72%

(13)	Relationship between the parties
	Ownership	CKS, a subsidiary of UNY Group Holdings, owns 1,597 common shares of FamilyMart. FamilyMart is an equity-method affiliate company of ITOCHU Corporation, and ITOCHU is in a capital and business alliance with UNY Group Holdings.

	Personnel relationships	None.

	Business relationships	FamilyMart and UNY Group Holdings jointly develop products and procure miscellaneous goods.

	Status as related parties	FamilyMart is not a related party of UNY Group Holdings and UNY Group Holdings is not a related party of FamilyMart. FamilyMart is an equity-method affiliated company of ITOCHU and ITOCHU Corporation is a related party of FamilyMart.

(14)	Financial results for the last three fiscal years

Fiscal year ended	FamilyMart (Consolidated)			UNY Group Holdings (Consolidated)
	February 2013	February 2014	February 2015	February 2013	February 2014	February 2015
Net assets	247,755	265,458	284,829	304,354	305,776	301,249
Total assets	526,758	588,136	666,244	832,321	950,166	952,584
Net assets per share (Yen)	2,515.61	2,686.37	2,872.40	1,264.63	1,291.17	1,271.84
Total operating revenues	334,087	345,603	374,430	1,030,259	1,032,126	1,018,959
Operating income	43,107	43,310	40,417	35,020	25,328	20,237
Ordinary income	45,410	47,315	42,520	33,423	25,066	20,488
Net income / loss	25,020	22,611	25,672	30,471	7,440	(2,408)
Net income / loss per share (Yen)	263.57	238.19	270.45	140.64	32.13	(10.47)
Dividend per share (Yen)	100.00	102.00	106.00	24.00	24.00	20.00

(Note 1)	As of August 31, 2015, unless otherwise specified.
(Note 2)	All numbers are in millions of Japanese yen, unless otherwise specified.
(Note 3)	For UNY Group Holdings, “Total operating revenues” represents “Operating revenue from external customers.”

5. Overview of the Business to be Demerged

(1) Scope of the Business to be Demerged

  FamilyMart’s CVS business (management of both franchise and directly-operated convenience stores).

(2) Operating Results of the Business to Be Demerged (Fiscal Year Ended in February 2015)

Total operating revenues: JPY 301,917mm

(3) Book Value of Assets and Liabilities to Be Demerged (Fiscal Year Ended in February 2015)

FamilyMart (Non-Consolidated)

Assets		Liabilities
Item	Book Value (JPY mm)	Item	Book Value (JPY mm)
Current Assets	176,057	Current Liabilities	195,139
Fixed Assets	383,684	Fixed Liabilities	102,775
Total	559,742	Total	297,914

  All these figures are estimated amounts calculated based on the balance sheet as of February 28, 2015. The amounts that are actually demerged may be adjusted.

6. Status after the Management Integration

  Surviving Company of the Absorption-Type Merger (current FamilyMart)

Surviving Company of the Absorption-Type Merger
(1)	Company name	FamilyMart UNY Holdings Co., Ltd. (FUHD)

(2)	Head office	3-1-1 Higashi-Ikebukuro, Toshima-ku, Tokyo

(3)	Representative	Representative Director and President, Junji Ueda Representative Director and Executive Vice President, Norio Sako Representative Director and Executive Vice President, Isamu Nakayama

(4)	Business Description	Engaged in the management of a business group consisting of general merchandise stores, convenience stores, specialty stores, financial services businesses and other businesses (holding company).

(5)	Capital	JPY 16,658mm

(6)	Fiscal year-end	February

(7)	Net assets	Not yet determined.

(8)	Total assets	Not yet determined.

Succeeding Company of the Absorption-Type Demerger (current CKS)

Succeeding Company of the Absorption-Type Demerger
(1)	Company name	FamilyMart Co., Ltd.

(2)	Head office	3-1-1 Higashi-Ikebukuro, Toshima-ku, Tokyo

(3)	Representative	Representative Director and Chairman, Isamu Nakayama Representative Director and President, Takashi Sawada

(4)	Business Description	Engaged in the management of both franchise and directly-operated convenience stores.

(5)	Capital	JPY 8,380mm

(6)	Fiscal year-end	February

(7)	Net assets	Not yet determined.

(8)	Total assets	Not yet determined.

7. Overview of Accounting Treatment

  The Accounting Standards for Business Combinations (ASBJ Statement No. 21) and the Implementation Guidance on Accounting Standards for Business Combinations and Business Divestitures (ASBJ Guidance No. 10) will be applied to the Management Integration, and under the use of the purchase method, FamilyMart will be regarded as the acquiring company.

  The amount of goodwill associated with the Management Integration has not been determined yet at this moment and will be disclosed as soon as it is determined.

8. Clearance from Japan Fair Trade Commission

  The Japan Fair Trade Commission has reviewed the notification submitted in connection with the Management Integration pursuant to the Antimonopoly Act (the “Act”) and has cleared the Management Integration under the Act by way of a notice dated January 25, 2016, confirming that it will not issue a cease and desist order pursuant to the Act.

9. Future Outlook

  The impact of the Management Integration to the outlook of FamilyMart and UNY Group Holdings for the current period is expected to be limited as the completion of the Management Integration is expected in September 1, 2016. The outlook for the next fiscal year will be provided as soon as it is determined.

(Reference) Consolidated earnings forecast for the current period (announced on April 8, 2015) and consolidated results for the preceding fiscal year end of FamilyMart

(Unit: millions of yen)

	Operating revenues	Operating income	Ordinary income	Net income
Earnings forecast for the current year (ending Feb 2016)	411,800	46,900	48,700	21,000
Results for the preceding year (ended Feb 2015)	374,430	40,417	42,520	25,672

(Reference) Consolidated earnings forecast for the current period (announced on October 2, 2015) and consolidated results for the preceding fiscal year end of UNY Group Holdings

(Unit: millions of yen)

	Operating revenues	Operating income	Ordinary income	Net income
Earnings forecast for the current year (ending Feb 2016)	1,034,300	21,000	20,500	1,500
Results for the preceding year (ended Feb 2015)	1,018,959	20,237	20,488	(2,408)

(Contact)
FamilyMart	Corporate Communications	Telephone : 03-3989-7670
UNY Group Holdings	Public & Investor Relations Office	Telephone : 0587-24-8011
03-6220-9004

This press release has been prepared only for the purpose of informing the public of the Management Integration. This has not been prepared for soliciting sales or purchases of shares or other securities of FamilyMart or UNY Group Holdings. This press release includes forward-looking statements. These forward-looking statements contain forecasts, plans or predictions, actual results of which may differ materially from any forward-looking statements contained herein due to trends in the Japanese economy, competition from competitors, progress in the execution of business plans, increase in raw material prices, personnel expenses or property rents among other factors.

Appendix I: Organization Structure

Integrated Company
Shareholders
Board of Directors
Representative Director and President
Auditor, Board of company auditors
Representative Director and Executive Vice President
Representative Director and Executive Vice President
Secretarial Office
Internal Audit Department
Public Relation Department
Corporate Planning Division
Corporate Management Division
Finance Division
General Affairs and Human Resources Division
Group Management Department
Group Management Department
Accounting Department
Budget Management Department
Business Investigation Department
Finance Department
General Affairs and Human Resources Department
Legal Department
CSR Department
New CVS Company (As of the Effective Date)
Shareholders
Board of Directors
Representative Director and Chairman
Representative Director and President
Auditor
Audit Office
Secretarial Office
Corporate Planning Division
Franchisee Relations Office
Customer Service Office
International Business Division
Finance & Accounting Division
Management Division
Store Development Division
Store Operation Division
Logistics & Quality Control Division
Merchandising Division
Information Systems Division
New Business Development Division
Integration Promotion Division
Hokkaido Operation Department
Fukuoka Operation Department
Hokkaido District
Kyushu II District

Appendix I